10.2

Turtle Beach Corporation

2022 Retention Plan

Plan Document

ARTICLE I

PURPOSE

The purpose of the Turtle Beach Corporation (the “Company”) 2022 Retention Plan (this “Plan”) is to encourage the continued employment of a select group of management employees of the Company during the Protection Period (as defined below).

ARTICLE II

DEFINITIONS

“Administrator” means the committee appointed by the Board to administer the Plan.

“Applicable Percentage” shall mean the “Applicable Percentage” set forth in a Participant’s Award Letter.

“Award Letter” shall mean a letter agreement from the Company setting forth the terms of a Participant’s participation in the Plan.

“Base Pay” means the Participant’s annual base salary at the rate in effect as of the relevant date.

“Board” means the Board of Directors of the Company.

“Cash Participant” means each Participant who is identified by the Board as a “Cash Participant” for purposes of Article IV.

“Cause” shall have the meaning ascribed to it in a Participant’s employment or consulting agreement or, if no employment or consulting agreement is in effect or if “cause” is not defined therein, “Cause” shall mean: (a) the Participant’s conviction of or plea of guilty or nolo contendere to a felony; (b) a determination by the Board that the Participant committed fraud, misappropriation or embezzlement against any person; (c) the Participant’s material breach of the terms of any material written agreement with the Company or any affiliate to which Participant is a party; (d) the Participant’s willful misconduct or gross neglect in performance of the Participant’s duties; or (e) the Participant’s failure or refusal to carry out material responsibilities reasonably assigned by the Board or the Company’s Chief Executive Officer to the Participant; provided, however, that with respect to subsections (c), (d) and (e) above, Cause will only be deemed to occur after written notice to the Participant of such action or inaction giving rise to Cause and the failure by the Participant to cure such action or inaction (which is capable of cure) within 30 days after written notice.

“Effective Date” means May 17, 2022.

“Good Reason” shall have the meaning ascribed to it in a Participant’s employment or consulting agreement or, if no employment or consulting agreement is in effect or if “good reason” is not defined therein, “Good Reason” shall mean: (a) a material diminution, without a Participant’s consent, in such Participant’s title, duties or responsibilities as in effect immediately before such diminution; (b) a material breach by the Company of any written employment agreement between a Participant and the Company; (c) a material reduction in a Participant’s base salary or target bonus opportunity by the Company or (d) the relocation of a Participant’s primary office location more than 50 miles from the original office location; in each case, after written notice to the Company thereof and the Company’s failure to remedy such diminution, breach, reduction or relocation within 30 days thereafter and where the Participant actually terminates employment within 60 days after the expiration of such cure period.

“Participant” means an employee of the Company who is designated by the Board as being covered by the Plan and executes an Award Letter.

“Protection Period” means the period from the Effective Date through November 17, 2023.

“RSU Participant” means each Participant who is identified by the Board as an “RSU Participant” for purposes of Article IV.

“Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations.

“Severance Period” means the number of months set forth as the “Severance Period” set forth in a Participant’s Award Letter.

“Stock-Based Incentive Compensation Plan” shall mean the Company’s Amended and Restated 2013 Stock-Based Incentive Compensation Plan, as in effect from time to time.

ARTICLE III

ELIGIBILITY

Any employee of the Company designated in writing by the Board is eligible to participate in the Plan.

ARTICLE IV

RETENTION AWARD

4.1. RSU Participants. Subject to approval by the Board, each RSU Participant will be entitled to receive at such time as the Board deems appropriate (the “Grant Date”), an award of restricted stock units with respect to a number of shares of the Company’s common stock equal to (i) (x) the RSU Participant’s Applicable Percentage, multiplied by (y) the RSU Participant’s Base Pay as of the Effective Date (or such later date as the employee becomes a Participant in the Plan), divided by (ii) the closing price of a share of the Company’s common stock on the principal national securities exchange on which the Company’s common stock is listed on the applicable Grant Date, or if the Company’s common stock was not traded on such date, on the last preceding day on which the Company’s common stock was traded (the “RSU Participant Award”). The RSU Participant Award will vest as to 100% of the restricted stock units on May 17, 2023 if the RSU Participant remains an employee of the Company through May 17, 2023, and may have other such other terms as the Board deems appropriate and sets forth in the applicable award agreement. The RSU Participant Award will be made under the Stock-Based Incentive Compensation Plan and will be subject to the terms of the Stock-Based Incentive Compensation Plan and the applicable award agreement.

4.2. Cash Participants. Each Cash Participant will be entitled to receive a lump-sum cash payment equal to the Cash Participant’s Applicable Percentage multiplied by the Cash

Participant’s Base Pay as of the Effective Date (or such later date as the employee becomes a Participant in the Plan) (the “Cash Retention Bonus”) if the Cash Participant remains an employee of the Company in good standing through May 17, 2023, and payable no later than May 30, 2023. If a Cash Participant’s employment is terminated by the Company without Cause or a Participant terminates his or her employment for Good Reason, in each case prior to May 17, 2023, the Cash Participant shall be eligible to receive an amount equal to the Cash Retention Bonus pursuant to and subject to the terms of Article V, clause (v) below. If a Cash Participant’s employment is terminated for any reason other than by the Company without Cause or by a Participant for Good Reason, or does not execute a Release, the Cash Participant shall not be eligible to receive an amount with respect to the Cash Retention Bonus.

ARTICLE V

TERMINATION OF EMPLOYMENT

If a Participant’s employment is terminated by the Company without Cause or a Participant terminates his or her employment for Good Reason during the Protection Period, then subject to the Participant’s execution and non-revocation of a customary general release in form and substance satisfactory to the Company (a “Release”), and subject to the Participant’s continued compliance with all covenants applicable to Participant pursuant to any agreement with the Company, the Participant will be entitled to the following:

(i) any outstanding equity awards that the Participant holds at the Participant’s termination date and that vest based solely on continued service (including, for the avoidance of doubt, the RSU Participant Award, if applicable) shall become fully vested as of the Participant’s termination date;

(ii) with respect to any equity award that the Participant holds at the Participant’s termination date and that vest based on performance, the applicable performance period will end on the date of the Participant’s termination of employment and (A) the units or shares under such award that are attributable to the performance period in which the Participant’s termination of employment occurs shall vest as of the date of termination in an amount equal to the greater of: (1) if performance is measurable (as determined by the Administrator), the number of units or shares that would have vested based on the Company’s actual performance level achieved with respect to the Performance Goals (as defined in the applicable award agreement) under such award as of the Participant’s termination of employment, or (2) the Target Award (as defined in the applicable award agreement), and (B) the units or shares under such award that are attributable to the performance period or cycles following the performance period in which the Participant’s termination of employment occurs shall vest as of the date of termination in an amount equal to the Target Award applicable to such performance period or cycles;

(iii) continuation of the Participant’s Base Pay during a number of months from the Participant’s termination date equal to the Participant’s Severance Period in accordance with the Company’s ordinary payroll practices (the “Severance Payments”); provided that payment will begin on the sixtieth (60th) day after the Participant’s termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment;

(iv) with respect to any outstanding equity award that the Participant holds at the Participant’s termination date and that is a vested nonqualified stock option pursuant to the terms of the applicable stock option agreement (after giving effect to clause (i) and (ii) above), extension of the period during which such option shall remain exercisable following the Participant’s termination date until the earlier of (i) the date that is twelve (12) months following the Participant’s termination date and (ii) the expiration date of such option; and

(v) with respect to any Cash Participant, to the extent such termination of employment occurred prior to May 17, 2023 (so that the Cash Participant would not be eligible to receive the Cash Retention Bonus pursuant to Article IV), payment of an amount equal to the Participant’s Cash Retention Bonus in a lump sum on the sixtieth (60th) day after the Participant’s termination date.

If a Participant is eligible to receive any other severance, separation, notice or termination payments on account of his or her employment with the Company under any other plan, policy, program or agreement (“Other Severance Payments”), such Participant shall only receive the greater of the Severance Payments hereunder or the Other Severance Payments. If the Other Severance Payments are greater than the Severance Payments hereunder, the Participant shall have no right to receive the Severance Payments hereunder.

ARTICLE VI

ADMINISTRATION

The Administrator shall administer the Plan and shall have the power to implement, operate and interpret the Plan in its discretion and, further, to take such other action as the Administrator deems reasonably appropriate under the circumstance in light of the purpose of the Plan. In all cases, the rights and benefits of Participants under the Plan shall be governed solely by the terms and conditions of the Plan. Interpretation and application of the Plan, including the construction of all Plan provisions and the determination of eligibility for benefits, shall be made by the Administrator, and are within the Administrator’s sole and absolute discretion.

ARTICLE VII

MISCELLANEOUS

7.1. Amendment. The Plan may not be amended, except as would not adversely affect the rights of any Participant hereunder.

7.2. Termination. The Company may not terminate the Plan.

7.3. Withholding. The Company shall have the right to reduce any payment under the Plan to satisfy any requirement under federal, state, local or other applicable law to withhold taxes or otherwise make deductions from any benefit payable under the Plan. Except as specifically provided otherwise in the Plan, each Participant shall be responsible for all taxes applicable to amounts payable under the Plan.

7.4. Right to Employment; Entire Agreement. Nothing in the Plan shall be construed as giving any Participant the right to continue in the employment of the Company. Nothing in the Plan shall diminish the Company’s right to terminate a Participant’s employment at any time for any reason. The Plan (and the applicable Award Letter) constitutes the entire understanding and agreement between the Company and each Participant concerning the subject matter hereof. The Plan supersedes all prior written or oral agreements or understandings existing between the Company and any Participant concerning the subject matter hereof.

7.5. Successors; No Assignment. The provisions of the Plan are legally binding upon and will inure to the benefit of Company and their respective successors and assigns. A Participant may not, except by the laws of descent and distribution, alienate, assign, transfer or otherwise encumber any of his or her benefits under the Plan for any purpose whatsoever, and any attempt to do so shall be disregarded as null and void.

7.6. Governing Law and Construction. The Plan shall be construed in accordance with the law of the State of California, without regard to conflict of laws provisions, to the extent not preempted by federal law.

7.7. Section 409A. The Plan is intended to comply with Section 409A, or an exemption thereto. Payments may only be made under the Plan upon an event and in a manner permitted by Section 409A, to the extent applicable, and payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of a payment, and, if required by Section 409A, if a payment that is subject to execution of a Release could be made in more than one calendar year, based on timing of the execution of the Release, payment shall be made in the later calendar year. Notwithstanding the foregoing, although the Company has made every effort to ensure that the payments provided under the Plan comply with, or are exempt from, Section 409A, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” of a publicly traded corporation (within the meaning of Section 409A) and if payment of any amount under the Plan is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period (or within sixty (60) days after death, if earlier).

Adopted this 17th day of May, 2022.